Knight Energy Corp. Commences Production on its Lea Property
                   Natural Gas Well in Stephens County, Texas.

Dallas, TX., June 24, 2008 (Vintage Newswire) - Knight Energy Corp. ("Knight") (OTC: KNEC) is pleased to announce that it has commenced production on its Lea Property natural gas well located in Stephens County, Texas. The Lea #6 Well has been producing high quality natural gas for the last week and has been averaging in excess of 200 mcf of gas per day.

Subject to obtaining adequate financing, Knight Energy intends to use its Company-owned rig continuously to drill and complete additional wells during the remainder of the calendar year. The Company will announce the results of these efforts as they occur.

William J. Bosso, Chief Executive Officer of Knight Energy, commented, "We are pleased that Knight Energy is placing another revenue producing well on line."

About Knight Energy Corp.
-------------------------

About Knight Energy Corp.

Knight Energy Corp. ("Knight") was formed in March 2006 for the purpose of operating and developing energy-related businesses and assets. The Company, together with its wholly-owned subsidiary, Charles Hill Drilling, Inc., owns oil and gas leases covering 1,240 acres in Stephens and Eastland Counties, Texas, and it has the right of first refusal on approximately 2,900 more acres in the same area. The Company also owns a drilling rig and approximately 1,000 undeveloped oil and gas leasehold acres in the Salt Creek Prospect area of Oklahoma.

As of May 15, 2008, Knight had a 100% working interest in 20 producing oil and/or gas wells, with seven additional wells awaiting completion. The Company is currently reviewing further acquisitions and investments in the oil and gas industry as well as other energy related businesses and assets. Additional information is available at Knight's website at www.knightenergycorp.com.

Forward-Looking Statements:
---------------------------

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining oil and gas prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. Potential investors should independently investigate and fully understand all risks before making investment decisions.

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Contact
-------
William J. Bosso
Chief Executive officer
Knight Energy Corp.
770-777-6795
wbosso@comcast.net
www.knightenergycorp.com
[c] 2008 Knight Energy Corp. All rights reserved.